News Release

Date:	January 28, 2025
Contacts:	C. Hunter Westbrook	Santiago Cuccarese
	President and Chief Executive Officer	Senior Vice President
	HomeTrust Bank	Apex Bank
	828.365.7084	865.248.6789

HomeTrust Announces the Sale of Knoxville Branches to Apex Bank

Asheville, N.C. and Camden, T.N., January 28, 2025 – HomeTrust Bancshares, Inc. (NASDAQ: HTBI) (“Company”), the holding company of HomeTrust Bank (“HomeTrust”), and Apex Bank (“Apex”) today announced that HomeTrust and Apex have entered into a definitive purchase and assumption agreement (the “agreement”) under which Apex will acquire HomeTrust’s two branches in Knoxville, Tennessee. Under the terms of the agreement, Apex will acquire the physical locations, related fixed assets, and substantially all the customer deposit accounts which are currently estimated at $42 million. HomeTrust will retain the loan accounts associated with the branches.
"This transaction aligns with our strategic plan to tighten our geographic footprint, improve our branch efficiencies, and allocate our capital to support our long-term growth in other core markets,” said Hunter Westbrook, HomeTrust’s President and Chief Executive Officer.
Matt Daniels, President and CEO of Apex Bank said, “Being locally owned and operated, we are excited to expand our footprint in Knoxville. This investment will allow us to better serve customers and support the community. We will continue to look for opportunities to expand our presence in the area and remain committed to providing personalized financial solutions that help individuals and businesses thrive.”
The proposed transaction, which is subject to customary closing conditions, including approval by applicable regulatory authorities, is currently anticipated to close in the second quarter of 2025.
Piper Sandler & Co. served as HomeTrust’s financial advisor for the transaction, while Silver, Freedman Taff & Tiernan LLP provided legal counsel. Baker Donelson provided legal counsel for Apex.
About HomeTrust Bancshares, Inc.
HomeTrust Bancshares, Inc. is the holding company for HomeTrust Bank. As of December 31, 2024, the Company had assets of $4.6 billion. The Bank, founded in 1926, is a North Carolina state chartered, community-focused financial institution committed to providing value added relationship banking with over 30 locations as well as online/mobile channels. Locations include: North Carolina (the Asheville metropolitan area, the "Piedmont" region, Charlotte, and Raleigh/Cary), South Carolina (Greenville and Charleston), East Tennessee (Kingsport/Johnson City, Knoxville, and Morristown), Southwest Virginia (Roanoke Valley) and Georgia (Greater Atlanta).
About Apex Bank
Apex Bank was founded in 1931 and is headquartered in Knoxville, Tennessee. Apex Bank has experienced tremendous growth since 2008, increasing total assets from $157 million to over $1.35 billion in 2025. The bank currently has 20 retail locations and a Knoxville-based national mortgage servicing center. Apex Bank has consistently been ranked as one of the best-performing community banks in the nation for the past 16 years, including the award of Tennessee’s Top Community Bank from Independent Community Bankers of America and other leading rankings in the financial industry.
Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but instead are based on certain assumptions including statements with respect to the Company's beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by forward-looking statements. The factors that could result in material differentiation include, but are not limited to, the impact of bank failures or adverse developments involving other banks and related negative press about the banking industry in general on investor and depositor sentiment; the remaining effects of the COVID-19 pandemic on general economic and financial market conditions and on public health, both nationally and in the Company's market areas; natural disasters, including the effects of Hurricane Helene; expected revenues, cost savings, synergies and other benefits from merger and acquisition activities might not be realized to the extent anticipated, within the anticipated time frames, or at all, costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, and goodwill impairment charges might be incurred; increased competitive pressures among financial services companies; changes in the interest rate environment; changes in general economic conditions, both nationally and in our market areas; legislative and regulatory changes; and the effects of inflation, a potential recession, and other factors described in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other documents filed with or furnished to the Securities and Exchange Commission - which are available on the Company's website at www.htb.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release or in the documents the Company files with or furnishes to the SEC are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of inaccurate assumptions, the factors described above or other factors that management cannot foresee. The Company does not undertake, and specifically disclaims any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

www.htb.com
www.apexbank.com